Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-223924 on Form N-2 of our reports dated March 4, 2020, relating to the financial statements and related notes of TriplePoint Venture Growth BDC Corp. and the effectiveness of TriplePoint Venture Growth BDC Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019, and our report dated March 4, 2020, attached as an exhibit to the Annual Report on Form 10-K, on the financial information set forth in Part II, Item 7 of the Annual Report on Form 10-K for TriplePoint Venture Growth BDC Corp. under the heading “Liquidity and Capital Resources - Senior Securities”. We also consent to the references to us under the headings “Controls and Procedures” and “Liquidity and Capital Resources - Senior Securities” in the Form 10-K.

/s/ Deloitte & Touche LLP
San Francisco, California
March 4, 2020